Exhibit 4.1


                           THE MANITOWOC COMPANY, INC.

                           DEFERRED COMPENSATION PLAN

   SECTION 1.     PURPOSE AND EFFECTIVE DATE.

             1.1 The purpose of The Manitowoc Company, Inc. Deferred Compensation Plan (the "Plan") is to promote the best interests of The Manitowoc Company, Inc. (the "Company") and its subsidiaries and affiliates and the stockholders of the Company by (1) attracting and retaining well-qualified persons for service as nonemployee directors of the Company and promoting identity of interest between directors and stockholders of the Company; and (2) attracting and retaining key management employees possessing a strong interest in the successful operation of The Manitowoc Company, Inc. and its subsidiaries and affiliates (collectively referred to herein as the "Employer") and encouraging their continued loyalty, service, and counsel to the Employer.

        It is intended that the Plan will allow participants to elect voluntarily to defer and convert, in the case of nonemployee directors, all or a portion of their retainer and meeting fees for services as a director and, in the case of key employees, a portion of their compensation, into Manitowoc Stock and other investments for payment upon retirement, death, disability, or designated distribution date.

             1.2 The effective date of the Plan is June 30, 1993. The Plan was amended and restated on May 7, 1996, to permit participation by key employees of subsidiaries adopting the Plan.

   SECTION 2.     DEFINITIONS.

        The following terms have the following meanings unless the context clearly indicates otherwise:

             2.1 "Administrator" means the Treasurer of the Company or such successor officer of the Company designated by the Board.

             2.2 "Agreement" means the written agreement entered into between the Employer and a Participant, whereby the Participant agrees to defer a portion of his Compensation pursuant to the provisions of the Plan and the Employer agrees to make benefit payments in accordance with the terms of the Plan and such Agreement. An Agreement may be the "Initial Agreement" applicable to a Participant or a "Modified Agreement" (in form approved by the Administrator), properly completed and signed.

             2.3 "Beneficiary" means the person or entity designated by the Participant to be the beneficiary of the Deferred Compensation Account of the Participant. If a valid designation of Beneficiary is not in effect at the time of the death of a Participant, the estate of the Participant is deemed to be the sole Beneficiary of such Account. If a Participant dies before receiving full distribution of his Account, any remaining distributions shall be made to the Beneficiary. If a Beneficiary dies while entitled to receive distributions from the Plan, any remaining payments shall be paid to the estate of the Beneficiary. Beneficiary designations shall be in writing, filed with the Administrator, and in such form as the Administrator may prescribe for this purpose.

             2.4  "Board" means the Board of Directors of the Company.

             2.5 "Change of Control" means the first to occur of the following:

                  (a) The acquisition by any person or entity, or group thereof acting in concert, of beneficial ownership of securities of the Company which, together with securities previously owned, confer upon the holder the voting power, on all matters brought to a vote of stockholders, of thirty percent (30%) or more of all the then outstanding shares of the Company.

                  (b) The sale, assignment or transfer of assets (or earning power) of the Company or any subsidiary or subsidiaries, in a transaction or series of transactions, to a twenty percent (20%) stockholder (as herein defined) or any affiliate of a twenty percent (20%) stockholder, if the aggregate market value thereof exceeds fifty percent (50%) of the aggregate book value, determined by the Company in accordance with generally accepted accounting principles, of all the assets (or earning power) of the Company determined on a consolidated basis before such transaction or the first of such transactions, unless the Board approved such transaction or transactions before the date on which the twenty percent (20%) stockholder became a twenty percent (20%) stockholder. For purposes of this definition of Change of Control, a twenty percent (20%) stockholder means any person, entity, or group of persons and/or entities acting in concert, who or which, together with his, its or their affiliates and associates, is the beneficial owner of securities of the Company which confer upon the holder the voting power, on all matters brought to a vote of stockholders, of twenty percent (20%) or more of all the then outstanding shares of the Company.

                  (c) The merger or consolidation of the Company (or of one or more subsidiaries of the Company, in a transaction or series of transactions, if the aggregate book value of the assets thereof exceeds fifty percent (50%) of the aggregate book value of all the assets of the Company determined on a consolidated basis before such transaction or the first of such transactions), with or into a twenty percent (20%) stockholder or any affiliate of a twenty percent (20%) stockholder, unless the Board approved such merger or consolidation before the date on which the twenty percent (20%) stockholder first became a twenty percent (20%) stockholder.

                  (d) The dissolution of the Company, unless the Board approved such dissolution before the date on which the twenty percent (20%) stockholder first became a twenty percent (20%) stockholder.

                  (e) Change in the composition of the Board after which a majority of the members thereof are not continuing directors. Continuing director, for this purpose, means (i) any member of the Board while such person is a member of the Board, who is not an acquiring person, or an affiliate or associate of an acquiring person, or a representative of an acquiring person or of any such affiliate or associate, and was a member of the Board prior to July 4, 1993, or (ii) any person who subsequently becomes a member of the Board, who is not an acquiring person, or an affiliate or associate of an acquiring person, or a representative of an acquiring person or of any such affiliate or associate, if such person's nomination for election or election to the Board is recommended or approved by a majority of the continuing directors. As used herein, affiliate and associate shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Exchange Act.

                  (f) The commencement (within the meaning of Rule 14d-2 of the General Rules and Regulations under the Exchange
                       Act) of a tender or exchange offer which, if successful, would result in a change of control of the Company.

                  (g) A determination by the Board, in view of then current circumstances or impending events, that a change of control of the Company has occurred or is imminent, which determination shall be made for the specific purpose of triggering the operative provisions of the Company's contingent employment agreements.

             2.6 "Company" means The Manitowoc Company, Inc., a Wisconsin corporation, or any successor corporation.

             2.7 "Code" means the Internal Revenue Code of 1986, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time.

             2.8 "Compensation" means (i) for nonemployee director Participants, the Retainer Fee and (ii) for key employee Participants, "Compensation" has the same meaning as the term "eligible compensation," as defined in The Manitowoc Company, Inc. RSVP Profit Sharing Plan (the "RSVP Plan") and incorporated herein by this reference, without regard to the dollar limits applied to that definition by Code Section 401(a)(17), and without regard to whether such Participants are eligible to participate in the RSVP Plan.

             2.9 "Date" means the date an Initial Agreement, a Modified Agreement, an Investment Election Change Form, a Transfer Election Form, or an Extraordinary Distribution Request Form is received by the Administrator.

             2.10 "Deferred Compensation Account," "Account," or "Subaccount" means the accounts maintained on the books of the Employer for each Participant.

             2.11 "Disability" means disability as set forth in Section 22(e)(3) of the Code.

             2.12 "Distribution Date" means the date designated by a Participant in accordance with Section 6 for the commencement of payment of amounts credited to his Account.

             2.13 "Employer" means the Company and each subsidiary and affiliate of the Company which adopts this Plan.

             2.14 "Employer Contribution" means the amount of contribution which may be made each year on behalf of key employee Participants, as described in Section 7.

             2.15 "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

             2.16 "Extraordinary Distribution Request Form" means the Plan form (in the form approved by the Administrator) properly completed and signed by a Participant (or a Beneficiary after the Participant's death) who wishes to request an extraordinary distribution of amounts credited to his Account.

             2.17 "Investment Election Change Form" means the Plan form (in the form approved by the Administrator) properly completed and signed by a Participant who wishes to change his investment election prospectively as to new deposits to his Account.

             2.18 "Manitowoc Stock" means the common stock, $.01 par value, of the Company.

             2.19 "Participant" means any nonemployee member of the Board and any key employee of an Employer who has executed an Agreement. Key employee status for a Plan Year is determined as of the last day of the immediately preceding Plan Year, or, as to newly-hired employees in their first year of employment, at time of hire based on current base rate of pay. Key employees, for all Plan purposes, include only elected officers of the Company and other highly compensated employees of an Employer who have Compensation in a Plan Year equal to or greater than the indexed amount described in Code Section 414(q)(1)(c). A Participant who ceases to be a nonemployee director or a key employee shall cease making deferrals as of the first day of the Plan Year following such loss of eligibility, but shall remain an inactive Participant until all amounts due such person under the Plan have been distributed in full.

             2.20 "Plan Year" means the fiscal year of the Company.

             2.21 "Retainer Fee" means those fees paid by the Company to nonemployee directors for services rendered on the Board or any committee of the Board, including attendance fees and fees for serving as committee chair. Any Retainer Fee payable for services during a month is deemed to accrue to the nonemployee director on the first day of such month for Plan purposes.

             2.22 "Rule 16b-3," "Former Rule," and "New Rule" have the following meanings. "Rule 16b-3" means Rule 16b-3 of the General Rules and Regulations under the Exchange Act as promulgated by the Securities Exchange Commission or its successor, as amended and in effect from time to time. "Former Rule" means Rule 16b-3, as in effect prior to May 1, 1991. "New Rule" means Rule 16b-3 promulgated under the Exchange Act pursuant to Releases Nos. 34-28869 (February 8, 1991) and 34-29131 (April 26, 1991) and as thereafter revised or amended.

             2.23 "Transfer Election Form" means a valid transfer election form (in the form approved by the Administrator) properly completed and signed by a Participant who wishes to transfer funds from one investment Subaccount to another.

   SECTION 3.     AGREEMENTS AND ELECTIONS TO DEFER.

             3.1 Each nonemployee director and key employee as of July 3, 1993 is initially eligible to defer Compensation accruing on and after August 1, 1993, provided such Participant's Initial Agreement Date is before that date. Thereafter, such persons shall be eligible to commence deferrals only on the first day of any subsequent Plan Year provided their Initial Agreement Date is before such date.

             3.2 Each new nonemployee director and new key employee, on and after July 4, 1993, shall be entitled to defer Compensation accruing on and after the first day of the month following his Initial Agreement Date, provided such Initial Agreement Date is not more than thirty (30) days after the Date such person initially becomes eligible under the Plan. Thereafter, such persons shall be eligible to commence deferrals only as of the first day of any subsequent Plan Year provided their Initial Agreement Date is before such date.

             3.3 A Participant has no further right to defer Compensation under the Plan after termination of service to the Company as a nonemployee director, or after termination of employment in the case of all other Participants, or, if earlier, upon receipt of written notice from the Administrator of revocation of an employee's status as a key employee. Such revocations by the Administrator are effective only upon the first day of the Plan Year following the date that the employee is provided such written notice. If a Participant terminates service with the Employer and subsequently returns to service, he shall be treated as a new employee (or director if applicable) for all Plan purposes.

             3.4 A nonemployee director Participant may make a deferral election with respect to all or part of his Compensation, in increments of five percent (5%). A key employee Participant may make separate deferral elections, in whole percentages, with respect to regular pay and incentive bonuses. Deferral elections shall not exceed forty percent (40%) of regular pay for any Plan Year and deferral elections with regard to incentive bonuses are not subject to a percentage maximum; provided, however, that the maximum amount of Compensation of a key employee Participant for any Plan Year which may be considered for purposes of determining the Employer contribution authorized by Section 7.1 shall not exceed twenty-five percent (25%) for any Plan Year. Deferral elections remain in effect from year to year until modified or revoked in accordance with Plan rules.

             3.5 Each Participant shall designate on his Initial Agreement the following information:

                  (a)  the percentage of Compensation to be deferred;

                  (b) the Subaccounts to which the deferred amounts are to be allocated;

                  (c)  the Distribution Date;

                  (d) whether distributions are to be in a lump sum, in installments, or a combination thereof; and

                  (e)  the Participant's Beneficiaries.

   Subject to the restrictions in Section 3.9, below, persons subject to
   Section 16 of the Exchange Act shall be afforded a further opportunity to determine in advance whether applicable withholding requirements on amounts distributed from Subaccount A are to be satisfied by an Employer through withholding of shares of Manitowoc Stock or whether the Participant will provide cash from other sources for this purpose.

             3.6 Subject to the restrictions in Section 3.9, below, a Participant may increase the deferral amount specified in his Initial Agreement by completing and executing a Modified Agreement and submitting it to the Administrator. Such Modified Agreement shall be effective with respect to Compensation accruing on and after the first day of the Plan Year beginning after the Date of the Modified Agreement.

             3.7 Subject to the restrictions in Section 3.9, below, a Participant may reduce, or completely revoke, his deferral election by completing and executing a Modified Agreement and submitting it to the Administrator. Such Modified Agreement shall be effective with respect to Compensation accruing on and after the first day of the Plan Year beginning after the Date of the Modified Agreement; provided, however, that the effective date of such an election shall be the first day of the month following the Date of the Modified Agreement if the Participant establishes to the Administrator that the reason for the reduction/revocation election is an unanticipated event or events beyond the control of the Participant that would result in severe financial hardship to the Participant if the reduction/revocation is not permitted. In the event that the Administrator allows a Participant to reduce or cease making deferral contributions under the Plan other than on the first day of a Plan Year, the Participant shall forfeit any Employer Contributions to which his Account would otherwise be entitled for the Plan Year in which such reduction or revocation occurred.

             3.8 A Participant shall be permitted at any time to modify his Beneficiary election by completing and executing a revised Beneficiary designation and submitting it to the Administrator.

             3.9 A Participant who is subject to Section 16 of the Exchange Act is subject to the following additional restrictions regarding his election to defer compensation under the Plan.

             (a) The Date of any Initial Agreement or Modified Agreement making an election pertaining to withholding of shares of Manitowoc Stock must be at least six (6) months prior to the date the tax is determined.

             (b) During the period that the Plan is under the Former Rule, a Participant who is subject to Section 16 of the Exchange Act may, after commencing deferrals under the Plan, make changes (increases, decreases, or revocations) in the amount of such deferrals into Subaccount A effective as of the first day of a subsequent Plan Year for Compensation accruing on and after that date.

             (c) On and after the mandatory effective date of the New Rule, a person who is subject to Section 16 of the Exchange Act may make changes (increases, decreases, or revocations) in the amount of such Participant's deferrals into Subaccount A effective as of the first day of the month coincident with or following the date that is six (6) months after the Modified Agreement Date directing such change.

   All elections made under this Section 3 by persons subject to Section 16 of the Exchange Act are irrevocable and will remain in effect until another irrevocable election becomes effective.

   SECTION 4.     INVESTMENT DIRECTIONS.

             4.1 In connection with his Initial Agreement and thereafter, from time to time as determined by the Participant (or a Beneficiary after the Participant's death), each Participant shall provide written investment directions indicating the portion of such Participant's deferred amount, including for key employees any Employer contribution, that is to be allocated to Subaccount A or Subaccount B (as such terms are hereinafter defined in Section 6.5) of the Participant's Account. Any apportionment of newly deposited funds to Subaccounts shall be in ten percent (10%) increments.

             4.2 Subject to the restrictions in Section 4.4, below, an investment direction contained in an Initial Agreement and any Investment Election Change Form shall become effective on the first day of the month following the Initial Agreement Date or the Investment Election Change Date.

             4.3 Subject to the restrictions in Section 4.4, below, a Participant (or a Beneficiary after the Participant's death) may transfer to one or more different Subaccounts all or a part (not less than ten percent (10%)) of the amounts credited to a Subaccount by completing and executing a Transfer Election Form and submitting it to the Administrator. Subject to the restrictions in Section 4.4, below, such transfers among Subaccounts shall become effective on the first day of the calendar month following the Transfer Election Date.
             4.4 A Participant who is subject to Section 16 of the Exchange Act is subject to the following additional restrictions regarding his investment directions and investment change directions under the Plan.

             (a) During the period that the Plan is under the Former Rule, a Participant who is subject to Section 16 of the Exchange Act may make changes in the investment directions which are incorporated in his Initial Agreement (or a subsequent Modified Agreement) effective as of the first day of a subsequent Plan Year. Such person may not, while the Former Rules are in effect, make any transfers of existing Account balances into or out of Subaccount A.

             (b) On and after the mandatory effective date of the New Rule, a person who is subject to Section 16 of the Exchange Act may make any Initial Agreement investment election directing, or any Investment Election Change Form affecting, the investment funds in Subaccount A effective the first day of the month coincident with or following the date that is six (6) months after such Initial Agreement Date or the Investment Election Change Form Date, whichever is applicable.

             (c) On and after the mandatory effective date of the New Rule, any transfer of existing Account balances to or from Subaccount A requested by a person who is then subject to Section 16 of the Exchange Act shall be effective the first day of the month coincident with or following the date that is six (6) months after the Transfer Election Date.

   All investment elections made under Section 4 by persons subject to
   Section 16 of the Exchange Act are irrevocable and will remain in effect until another irrevocable investment election becomes effective.

   SECTION 5.     DISTRIBUTIONS.

             5.1  Each Participant shall, subject to the restrictions in
   Section 5.11, below, designate on his Initial Agreement one of the following dates as a Distribution Date with respect to amounts credited to his Account thereafter:

                  (a) the first day of the calendar month following the date of the Participant's death;

                  (b) the first day of the calendar month following the date of the Participant's Disability;

                  (c) the first day of the calendar month following the date of termination of the Participant's service as a member of the Board if the Participant is a nonemployee director; or, if the Participant is an employee of an Employer, the first day of the calendar month following the date of termination of the Participant's employment with the Employer;

                  (d) the first day of a calendar month specified by the Participant;

                  (e) the earliest to occur of a, b, c, or d, or any combination of such options.

             5.2 A Participant shall direct on his Initial Agreement whether distributions from his Account, or separately as to each Subaccount, are to be made in (i) a lump sum or (ii) no more than one-hundred eighty (180) monthly, sixty (60) quarterly, or fifteen (15) annual installments. Each installment shall be determined by dividing the Account (or Subaccount, if applicable) balance by the number of remaining installments. If a Participant receives a distribution on an installment basis, amounts remaining in his Account (or Subaccount, if applicable) before payment in full is completed shall continue to accrue earnings and incur losses in accordance with the terms of the Plan. Except as provided in Section 5.3, all distributions shall be made to the Participant.

             5.3 If the Distribution Date is the first day of the month following the Participant's death or a fixed date which in fact occurs after the Participant's death or if at the time of death the Participant was receiving distributions in installments, the balance remaining in the Participant's Account shall be payable to his Beneficiary. Upon the death of a Beneficiary who is receiving distributions in installments, the balance remaining in the Account of the Beneficiary shall be payable to the estate of the Beneficiary.

             5.4 All distributions to Beneficiaries shall be in a lump sum except when the Distribution Date is the first day of the month following the Participant's death and the Agreement specifies installment payments to the Beneficiary.

             5.5 All distributions from Subaccount A shall be made in shares of Manitowoc Stock except that cash shall be distributed in lieu of fractional shares. Distributions from any other Subaccount shall be paid in cash. Unless a Participant has specified different distribution methods as to separate Subaccounts, or in the case of extraordinary distributions as described below, distributions will be deemed to be made from each Subaccount pro rata.

             5.6 A Participant may modify his election as to Distribution Date and distribution form (to Participant and/or Beneficiary) with respect to Compensation accruing in subsequent Plan Years by completing and executing a Modified Agreement and submitting it to the Administrator. A Participant may make similar modifications and/or specify the maximum dollar amount to be distributed to the Participant during any calendar year commencing prior to the Participant's termination of employment with an Employer, with respect to the Participant's accumulated Account, by completing and executing a Modified Agreement and submitting it to the Administrator by no later than the close of the calendar year preceding the calendar year in which distributions to the Participant hereunder would otherwise commence. No more than one modification under each of the two preceding sentences shall be permitted unless the Administrator determines that a greater number of modifications shall be made uniformly available to all Participants on a prospective only basis.

             5.7 Notwithstanding the foregoing, a Participant (or Beneficiary after the death of the Participant) may request an extraordinary distribution of all or part of the amount credited to his Account because of hardship. A distribution shall be deemed to be because of hardship if such distribution is necessary due to unanticipated events beyond the control of the Participant that would result in severe financial hardship to the Participant if the extraordinary distribution is not permitted.

             5.8 A request for an extraordinary distribution shall be made by completing and executing an Extraordinary Distribution Request Form and submitting it to the Administrator. All extraordinary distributions shall be subject to approval by the Board.

             5.9  The Extraordinary Distribution Request Form shall indicate:

                  (a)  the amount to be distributed from the Account;

                  (b) the Subaccount(s) from which the distribution is to be made; and
                  (c)  the hardship requiring the distribution.

   The amount of any extraordinary distribution shall not exceed the amount determined by the Board to be required to meet the hardship.

             5.10 Subject to the restrictions in Section 5.11, below, an extraordinary distribution shall be made with respect to amounts credited to all Subaccounts on the first day of the calendar month next following approval of the extraordinary distribution request by the Board.

             5.11 A Participant who is subject to Section 16 of the Exchange Act is subject to additional restrictions regarding his distribution directions under the Plan.

             (a)  Any Distribution Date elected by a Participant subject to
   Section 16 of the Exchange Act shall be effective, and distributions shall be made pursuant to such election, on the first day of the month coincident with or following the date that is six (6) months after the Initial Agreement Date or Modified Agreement Date establishing such Distribution Date.

             (b) For a Participant requesting an extraordinary distribution who is subject to Section 16 of the Exchange Act, any portion of such distribution to be paid from Subaccount A shall be distributed on the first day of the month coincident with or following the date that is six
   (6) months after the Date of the Extraordinary Distribution Request Form.

   All distribution elections made under Section 5 by persons subject to
   Section 16 of the Exchange Act are irrevocable and will remain in effect until another irrevocable distribution election becomes effective.

             5.12 Notwithstanding the foregoing, the Administrator may adopt any additional rules and modify existing Plan rules and procedures, as necessary, to assure compliance with the insider trading liability rules under Section 16 of the Exchange Act, as amended and revised, and as in effect from time to time.

             5.13 Any remaining balance in a Participant's Account shall be distributed in a single lump sum amount to the Participant, or his Beneficiary if applicable, upon the occurrence of a Change in Control of the Company. Such distribution shall occur not later than thirty (30) days following the date on which the Change in Control of the Company occurred and shall include the accelerated distribution of any installment payments otherwise to be paid.

   SECTION 6.     ACCOUNTS AND SUBACCOUNTS.

             6.1 The Employer shall establish an Account, with one or more Subaccounts, on its books for each Participant as specified by the Participant in his Agreement and shall credit to each such Subaccount any amounts deferred to such Subaccount by the Participant under the Plan, including for key employees any Employer Contribution allocable to the Account. Such credits for deferred Compensation are to be made within a reasonable time (not to exceed thirty (30) days) following the time that the deferred Compensation, but for the Participant's deferral election, would otherwise have been paid or made available to the Participant. The credits for Employer Contributions, if any, shall be made as provided in
   Section 7. The Employer shall deduct amounts it is required to withhold on the deferred Compensation at the time it is credited to a Participant's Account, under any state, federal, or local law for payroll or other taxes or charges, from the Participant's Compensation which is not deferred, to the maximum extent possible, before reducing the amount of the Participant's deferrals.

             6.2 The Accounts of Participants in the Plan are immediately vested and nonforfeitable.

             6.3 Subaccounts established for Participants shall be deemed to be fully invested at all times in the investment option assigned to the Subaccount, as such designations may be revised from time to time in accordance with Section 6.4, below. The Employer shall separately account for credited amounts as units of the designated investment vehicle having the value attributable to units of the investment option at all times, taking into account reinvestment of all dividends pertaining to such investment, but without adjustment for any income tax consequences attributable to deemed Employer ownership of such investments.

             6.4 The Administrator shall provide to each Participant, not less frequently than semiannually, a statement with respect to each of his Subaccounts in such form as the Administrator determines to be appropriate, setting forth credited amounts added during the reporting period, any units of each investment option attributable to each Subaccount and their current value, amounts distributed from each Subaccount to the Participant since the last report, the current balance to the credit of such Participant in each Subaccount, and other appropriate information.

             6.5 The Subaccounts available under the Plan are as set forth below:

        Subaccount A. A bookkeeping account whose value shall be based on investments in Manitowoc Stock.

        Subaccount B. A bookkeeping account whose value shall be based on investments in the Fidelity Investments Balanced Fund Mutual Fund.

   The Administrator shall, from time to time, review the investment options available under the Plan and may, on a prospective basis, eliminate, modify, or otherwise change such investment options, provided, however, that no fewer than two (2) investment options shall at all times be made available under the Plan including Manitowoc Stock and one balanced mutual fund.

   SECTION 7.     EMPLOYER CONTRIBUTIONS.

             7.1 The Employer shall credit to the Accounts of key employee Participants, in accordance with their investment directions on file with the Plan, an Employer Contribution equal to the amount of deferred compensation of a key employee for a Plan Year multiplied by the rate, determined as a percentage of eligible compensation, of fixed and variable profit sharing contributions plus one percent (1%) that the Participant has received from his Employer for the Plan Year under the RSVP Plan, subject to the restrictions of Section 3.7 and Section 3.4. If the Participant is not a participant in the RSVP Plan, the amount of Employer contribution made on behalf of the Participant shall be determined in a similar manner but with regard to the qualified defined contribution retirement program in which the Participant does participate, as determined by the Administrator.

             7.2 Such Employer Contribution shall be credited to the Account of the eligible Participant within a reasonable time (not to exceed thirty
   (30) days) following the time the Employer deposits its contributions to the RSVP Plan.

   SECTION 8.     MANITOWOC STOCK.

             8.1 The amount of Manitowoc Stock which may be allocated to Participants' Accounts under the Plan is determined by the amount of Compensation deferred under the Plan and the investment directions provided by Participants. In the event of any merger, share exchange, reorganization, consolidation, recapitalization, stock dividend, stock split or other change in corporate structure affecting Manitowoc Stock, appropriate adjustments shall be made to the units credited to Subaccount A for each Participant.

             8.2 Plan record keeping pertaining to Manitowoc Stock shall be based on the fair market value of Manitowoc Stock. Fair market value per share of Manitowoc Stock on any given date is defined for Plan purposes as the value, as determined by the Administrator, at which shares were traded on that date in representative trades reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on The New York Stock Exchange on such date or, if no Manitowoc Stock is traded on such date, the most recent date on which Manitowoc Stock was traded.
             8.3 Participants shall have no rights as a stockholder pertaining to Manitowoc Stock units credited to their Plan Accounts. No Manitowoc Stock unit nor any right or interest of a Participant under the Plan in any Manitowoc Stock unit may be assigned, encumbered, or transferred, except by will or the laws of descent and distribution. The rights of a Participant hereunder with respect to any Manitowoc Stock unit are exercisable during the Participant's lifetime only by him or his guardian or legal representative.

             8.4 Any shares of Manitowoc Stock distributed to Participants under the Plan shall be subject to such stock transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations and other requirements of the Company, any stock exchange upon which Manitowoc Stock is then listed and any applicable Federal, state or foreign securities law, and the Administrator may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

   SECTION 9.     GENERAL PROVISIONS.

             9.1 The Administrator shall administer and interpret the Plan, and supervise preparation of Agreements, forms, and any amendments thereto. Interpretation of the Plan shall be within the sole discretion of the Administrator and shall be final and binding upon each Participant and Beneficiary. The Administrator may adopt and modify rules and regulations relating to the Plan as it deems necessary or advisable for the administration of the Plan. If the Administrator shall also be a Participant or Beneficiary, any determinations affecting such person's participation in the Plan which would otherwise be made by the Administrator shall be made by the Board or its delegate for this purpose. Headings are given to the sections of the Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law. With regard to persons subject to
   Section 16 of the Exchange Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successor under the Exchange Act. The Plan shall be construed so that transactions under the Plan will be exempt from Section 16 of the Exchange Act pursuant to regulations and interpretations issued from time to time by the Securities and Exchange Commission.

             9.2 The right of the Participant or his Beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company or any Employer and neither the Participant nor any Beneficiary shall have any rights in or against any amount credited to his Account or any other specific assets of the Company or any Employer. The right of a Participant or Beneficiary to the payment of benefits under this Plan shall not be assigned, encumbered, or transferred, except by will or the laws of descent and distribution. The rights of a Participant hereunder are exercisable during the Participant's lifetime only by him or his guardian or legal representative.

             9.3 This Plan is unfunded and is maintained by Employers primarily for the purpose of providing deferred compensation for nonemployee directors of the Company and a select group of management and highly compensated employees. Nothing contained in this Plan and no action taken pursuant to its terms shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company or any Employer and any Participant or Beneficiary, or any other person. The Employers may authorize the creation of one or more trusts or other arrangements to assist the Employers in meeting the obligations created under the Plan. Any liability to any person with respect to the Plan shall be based solely upon any contractual obligations that may be created pursuant to the Plan. No obligation of an Employer hereunder shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company or any Employer.

             9.4 No later than the date as of which an amount first becomes includible in the gross income of the Participant for Federal income tax purposes with respect to any participation under the Plan, the Participant shall pay to the Employer, or make arrangements satisfactory to the Employer regarding the payment of, any Federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount.

             9.5 There shall be no time limit on the duration of the Plan. The Board may, at any time, amend or terminate the Plan without the consent of the Participants or Beneficiaries, provided, however, that no amendment or termination may reduce any Account balance accrued on behalf of a Participant based on deferrals already made, or divest any Participant of rights to which he would have been entitled if the Plan had been terminated immediately prior to the effective date of such amendment. This Section shall not, however, restrict the right of the Board to cause all Accounts to be distributed in the event of Plan termination, provided all Participants and Beneficiaries are treated in a uniform and nondiscriminatory manner in such event. In addition, no amendment may become effective until stockholder approval is obtained if the amendment
   (i) except as expressly provided in the Plan, materially increases the aggregate number of shares of Manitowoc Stock that may be allocated in a Plan Year, (ii) materially increases the benefits accruing to Participants under the Plan or (iii) materially modifies the eligibility requirements for participation in the Plan.

             9.6 The Plan will become effective on July 4, 1993, subject to approval by a majority of the votes cast at a duly held meeting of the Company's stockholders at which a quorum representing a majority of all outstanding voting stock is, either in person or by proxy, present.

             9.7 Costs of establishing and administering the Plan will be paid by the Employers in such proportion as determined by the Treasurer.

             9.8 Compensation and Employer Contributions credited to an Account hereunder shall not be considered "compensation" for the purpose of computing benefits under any qualified retirement plan maintained by an Employer, but shall be considered compensation for welfare benefit plans, such as life and disability insurance programs sponsored by the Employers.

             9.9 If any of the provisions of the Plan shall be held to be invalid, or shall be determined to be inconsistent with the purpose of the Plan, the remainder of the Plan shall not be affected thereby.

             9.10 This Plan shall be binding upon and inure to the benefit of the Company and each Employer, their successors and assigns and the Participants and their heirs, executors, administrators, and legal representatives.

             9.11 This Plan shall be construed in accordance with and governed by the law of the State of Wisconsin to the extent not preempted by federal law.